EXHIBIT 99.1

[LOGO OF RYERSON TULL]	2621 West 15th Place
Chicago, IL 60608 For additional information:

NEWS RELEASE	Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REACHES AGREEMENT WITH ISPAT AND PBGC

Chicago, Illinois – September 16, 2003 – Ryerson Tull, Inc. (NYSE: RT) announced today that it has settled all claims between it and Ispat Inland Steel Company and Ispat International, N.V., related to the $90 million aggregate limit for environmental and other indemnification claims from its 1998 sale of Inland Steel Company. The settlement required a $21 million payment by Ryerson Tull to the Ispat Inland Pension Plan on September 15, 2003. An accrual previously established by Ryerson Tull will fully cover the settlement payment.

A separate agreement between Ryerson Tull, the Pension Benefit Guaranty Corporation (PBGC), and Ispat provides that the $21 million payment will immediately reduce Ryerson Tull’s $50 million letter of credit/guaranty to the PBGC supporting the Ispat Inland Pension Plan. Future payments to be made by Ispat under the settlement agreement will continue to reduce Ryerson Tull’s letter of credit on a dollar-for-dollar basis.

“We are pleased to have reached a global resolution of these contingencies, and look forward to continuing our strong commercial relationship with Ispat Inland,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull.

In connection with the 1998 sale of the Inland Steel Company, Ryerson Tull agreed to indemnify Ispat for up to $90 million for specified matters and to provide the PBGC a guaranty of $50 million in the event of a distress or involuntary termination of the Ispat Inland Pension Plan. Any payment under the $50 million guaranty would be applied against the $90 million indemnification. Ryerson Tull established a $50 million letter of credit in favor of the PBGC as security for its guaranty in August 2001. Prior to this settlement, previous indemnification claim payments and settlements had reduced Ryerson Tull’s indemnification limit to $75 million.

September 16, 2003

In addition to Ryerson Tull’s $21 million payment to the Ispat Inland Pension Plan, the settlement agreement with Ispat provides for the following:

•	Ispat will make specified contributions to the Ispat Inland Pension Plan totaling $29 million over the twelve-month period beginning January 2004.
•	Ispat will reimburse Ryerson Tull’s bank fees and expenses incurred in connection with the letter of credit or any PBGC draw on the letter of credit.
•	Ryerson Tull will receive one-third of any environmental insurance recovery, up to a maximum amount of $21 million, related to its environmental indemnifications in connection with the Inland Steel Company transaction.

Additional information regarding the settlement agreement can be found in the company’s 8-K to be filed with the SEC on September 17, 2003.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2002 revenues of $2.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico and India.